Exhibit 10.2

TRULIA, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved October 30, 2012.

Trulia, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2012 Equity Incentive (the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

Cash Compensation

REGULAR MEETINGS OF THE BOARD

Directors will receive no additional compensation for attending regular meetings of the Board.

AUDIT COMMITTEE

Annual compensation for Audit Committee members is as follows:

Chairman of Committee:	$16,000	Cash Annual Retainer
Committee Members	$10,000	Cash Annual Retainer

There are no per meeting attendance fees for attending Audit Committee meetings.

COMPENSATION COMMITTEE

Annual compensation for the Compensation Committee is as follows:

Chairman of Committee:	$10,000	Cash Annual Retainer
Committee Members	$5,000	Cash Annual Retainer

There are no per meeting attendance fees for attending Compensation Committee meetings.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Compensation for the Nominating Committee is as follows:

Chairman of Committee:	$7,000	Cash Annual Retainer
Committee Members:	$3,500	Cash Annual Retainer

There are no per meeting attendance fees for attending Nominating Committee meetings.

Cash compensation will be paid quarterly in arrears on a pro-rata basis.

Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section (b) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted Annual Awards (as defined below) under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in subsection (e) below).

(b) Annual Awards. On the date of each annual meeting of stockholders (“Annual Meeting”) beginning with the first Annual Meeting following the Registration Date, each Outside Director will be automatically granted Restricted Stock Units having a Value equal to $100,000 (an “Annual Award”). In addition, the Lead Independent Director and the Audit Committee Chair shall each receive an additional Annual Award at each Annual Meeting, such that they will each be automatically granted Restricted Stock Units having a Value equal to $200,000.

(c) Value. For purposes of this Policy, “Value” means with respect to any Annual Award of Restricted Stock Units the product of (A) the Fair Market Value of one Share on the grant date of such Annual Award, and (B) the aggregate number of Shares pursuant to such Annual Award.

(d) Vesting Schedule. Subject to Section 13 of the Plan, the Annual Award will fully vest and become exercisable on the earlier to occur of: (i) the date of the next annual meeting of the stockholders of the Company held after the date of grant or (ii) the anniversary of the date of grant, in each case, provided that the Outside Director continues to serve as a Director through the vesting date.

(e) Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Annual Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(f) Change in Control. In the event of a Change in Control, with respect to Awards granted to Outside Directors, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not otherwise be vested or exercisable, all restrictions on

Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.